Exhibit 3.10

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

CYCLONE POWER TECHNOLOGIES, INC.

DOC # P07000069888

JANUARY 31, 2014

Pursuant to Section 607.1006 of the Florida Statutes, by majority vote of the shareholder and consent of the Board of Directors of Cyclone Power Technologies, Inc. (the “Corporation”), the Corporation does hereby amend its Articles of Incorporation as follows:

(a)	The name of the Corporation is Cyclone Power Technologies, Inc.

(b)

The date of adoption by consent of Shareholders representing a majority of the Common Stock of the Corporation, under Section 607.0704 of the Florida Statutes, approving this amendment was December 19, 2013. The number of votes cast for this amendment by the shareholders was sufficient for approval.

(c)	Amendment: The Board of Directors hereby increases the number of shares of Common Stock authorized from 300,000,000 (Three Hundred Million) to 900,000,000 (Nine Hundred Million).

(d)	The Effective date of this amendment is January 31, 2014.

(e)	All other terms, preferences, limitations and rights for the Common Shares shall remain the same.

By order of the Board of Directors of the Corporation, these Articles of Amendment are hereby approved.

/s/ Harry Schoell

Harry Schoell

Director, January 31, 2014

/s/ Frankie Fruge

Frankie Fruge

Director, January 31, 2014

/s/ Joel Mayersohn

Joel Mayersohn

Director, January 31, 2014